ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into as of May 13, 2024, by and between HealthPoint Plus Holdings, Inc., a Wyoming corporation (“Seller”), and EcoPlus, Inc., a Wyoming corporation, with a business address at 120 Washington, St. Suite 201, Salem MA 01970 (“Buyer”).

RECITALS

A.Seller is engaged in the business of telehealth services, providing patients with access to world class doctors by video chat, which operates under the name “HealthPoint Plus” (the “Business”).

B.Buyer desires to purchase from Seller substantially all of the assets of Seller related to the Business, including the real property, fixtures, tangible and intangible personal property, inventory, goodwill, and other Assets (as defined in Section 1.1 below) of the Business identified in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1 – PURCHASE AND SALE OF ASSETS

1.1. Purchase and Sale of Assets. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, at Closing (as defined below), all of Seller’s right, title, and interest in and to all of the assets used by Seller in connection with the operation of the Business (the “Assets”), including, without limitation, the following:

a)HealthPoint Plus logo and word trademarks, registration numbers: 6849025; 6849024.

b)All rights, claims and causes of action against third parties resulting from or relating to the operation of the Business or the Assets, including without limitation, any rights, claims and causes of action arising under warranties from vendors and other third parties.

c)All goodwill associated with the Business.

d)All internet domain names and URLs of the Business, software, inventions, art works, patents, patent applications, processes, shop rights, formulas, brand names, trade secrets, know-how, service marks, trade names, trademarks, trademark applications, copyrights, source and object codes, customer lists, customer data, subscriber lists, drawings, ideas, algorithms, processes, computer software programs or applications (in code and object code form), tangible or intangible proprietary information and any other intellectual property and similar items and related rights owned by or licensed to Assignor used in the Business, together with any goodwill associated therewith and all rights of action on account of past, present and future unauthorized use or infringement thereof.

1.2. Transfer. Seller shall convey title to the Assets to Buyer free and clear of all liens, security interests, and encumbrances of any kind or nature.

ARTICLE 2.

ASSUMPTION OF LIABILITIES

In conjunction with the execution of this Agreement, Buyer hereby assumes any and all liabilities related to or arising out of the Assets. Furthermore, Buyer hereby agrees to and shall pay all legal fees associated with the preparation of this Agreement.

ARTICLE 3 – PURCHASE PRICE

3.1. Purchase Price. The purchase price to be paid by Buyer to Seller for the Assets (the “Purchase Price”) shall be comprised of cash and shares of Buyer’s stock as follows:

a)$50,000 cash (due 90 days after the date first appearing above);

b)Ten Million (10,000,000) shares of Series C Preferred Stock (the “Shares”).

3.2. Payment of Purchase Price. Buyer shall pay the cash portion of the Purchase Price to Seller within 90 days of the date first appearing above by wire transfer of immediately available funds as per the wire instructions to be provided by Seller.

ARTICLE 4 – CLOSING

4.1. Time and Place of Closing. The closing for the purchase and sale of the Assets (the “Closing”) shall be held on the date first appearing above, or at such other time and place as the parties may mutually agree in writing (the “Closing Date”). At Closing, Seller shall transfer and convey title to the Assets to Buyer as provided in this Agreement.

4.2. Seller’s Closing Obligations. At the Closing, Seller shall execute, acknowledge, and deliver, as appropriate, each of the following items:

a)A duly executed bill of sale (the “Bill of Sale”), conveying all of Seller’s right, title, and interest in and to the Assets to Buyer.

b)A duly executed assignment of intangible property (the “Assignment of Intangible Property”), assigning all of Seller’s right, title, and interest in the Intangible Property to Buyer.

c)All other deeds, bills of sale, titles, assignments, endorsements, licenses, and other good and sufficient instruments and documents of conveyance and transfer as shall be necessary and effective to transfer, convey, and assign to Buyer at the Closing all of Seller’s right, title, and interest in and to the Assets, free and clear of any liens or encumbrances, as required by the terms of this Agreement.

4.3. Buyer’s Closing Obligations. At the Closing, Buyer shall execute, acknowledge, and deliver, as appropriate, each of the following items:

a)The cash portion of the Purchase Price by wire transfer of immediately available funds, together with any funds as may be necessary to comply with Buyer’s obligations regarding the payment of prorations, costs, and expenses under this Agreement.

b)All documents necessary to instruct Buyer’s transfer agent to issue the Shares to Seller.

c)(All other instruments and documents necessary to consummate the transactions contemplated by this Agreement.

4.4. Expenses of Closing. Each party to this Agreement shall bear its own costs and expenses incurred in conjunction with the creation, execution, and Closing associated with this Agreement.

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants the following to Buyer:

a)Seller is a Wyoming corporation, duly organized, validly existing, and in good standing under the laws of the state of its organization and is qualified to transact business.

b)Seller has full legal power and authority to enter into and perform this Agreement, and this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

c)The execution and delivery of this Agreement does not conflict with, violate, or constitute a default under the terms, conditions, or provisions of any agreement or instrument to which Seller is a party, or any law, judgment, or order of which Seller is aware, and will not result in the creation of any lien, security interest, or encumbrance on any of the Assets.

d)There are no actions, suits, proceedings, or claims now pending, or, to the best of Seller’s knowledge, threatened against Seller or the Assets that would affect Seller’s ability to fulfill its obligations under this Agreement or that would impair the value of the Assets.

e)Seller has, and will have at Closing, good and marketable title to the Assets free and clear of all liens, charges, and encumbrances.

f)Seller has provided Buyer with true and correct copies of all documents evidencing Seller’s rights in the Intangible Property. To Seller’s knowledge, each agreement, instrument, or license with respect to the Intangible Property is in full force and effect, and neither Seller nor any other party is in default under any such agreements.

g)Seller is not a party to, or otherwise bound by, any collective bargaining agreement, multi-employer pension fund, or other labor union agreement with respect to any persons employed by Seller in connection with its operation of the Business.

h)No representation or warranty of Seller in this Agreement or any other information furnished by Seller pursuant to this Agreement contains any untrue statement of material fact or fails to state any fact necessary in order to make the statements not misleading in any material respect. All statements, representations, and other information provided by Seller to Buyer shall be true and correct on and as of the Closing Date.

ARTICLE 6 – REPRESENTATIONS AND WARRANTIES OF BUYER

6.1. Buyer hereby represents and warrants the following to Seller:

a)Buyer is a Wyoming corporation, duly organized, validly existing, and in good standing under the laws of the state of its organization and is qualified to transact business.

b)Buyer has full legal power and authority to enter into and perform this Agreement, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

c)The execution and delivery of this Agreement does not conflict with, violate, or constitute a default under the terms, conditions, or provisions of any agreement or instrument to which Buyer is a party, or any law, judgment, or order of which Buyer is aware, and will not result in the creation of any lien, security interest, or encumbrance on any of the Assets.

d)There is no action, proceeding, or claim pending, or, to Buyer’s knowledge, threatened, against Buyer that would affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

e)No consent, approval, or authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance by Buyer of this Agreement or the consummation of the transactions contemplated by the Agreement.

f)No representation or warranty of Buyer in this Agreement or any other information furnished by Buyer pursuant to this Agreement contains any untrue statement of material fact or fails to state any fact necessary in order to make the statements not misleading in any material respect. All statements, representations, exhibits, and other information provided by Buyer to Seller shall be true and correct on and as of the Closing Date.

ARTICLE 7 – SELLER’S PRE-CLOSING OBLIGATIONS

7.1. Maintenance of Property Pending Closing. At all times prior to the Closing Date, Seller shall continue to maintain the Assets and conduct the operation of the Business in the same manner as they have been maintained and operated by Seller prior to the execution of this Agreement.

7.2. Access and Information. Seller shall promptly provide Buyer with all information concerning the Business and the Assets that Buyer may reasonably request, and Buyer and its accountants and other representatives shall have access during normal business hours to all of the Assets and to the books and records of the Business.

ARTICLE 8 – MUTUAL COVENANTS

8.1. Further Assurances Prior to Closing. Seller and Buyer shall, prior to Closing, execute any and all documents and perform any and all acts reasonably necessary, incidental, or appropriate to effect the transactions contemplated by this Agreement.

8.2. Notification of Changed Circumstances. At any time after the execution of this Agreement and prior to the Closing, if either party becomes aware of any fact or circumstance that would materially change a representation or warranty made under this Agreement, the party with knowledge of those facts shall notify the other in writing as soon as possible after the discovery of the changed circumstances.

8.3. Broker’s Fees. Each party represents and warrants that no broker, finder, or any other person or entity has any claim for any brokerage commissions or fees in connection with any of the transactions contemplated by this Agreement. Each party shall indemnify the other against any claim or loss suffered as a result of any claim for brokerage commissions or fees payable, or claimed to be payable, on the basis of any actions in connection with this Agreement.

ARTICLE 9 – CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

9.1. Buyer’s Conditions. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

a.The representations and warranties of Seller set forth in Article 5 shall be true and correct as of the Closing Date.

b.Seller shall have performed and complied with all of the agreements, covenants, and conditions required of Seller by this Agreement on or before the Closing Date.

c.No action, suit, or proceeding before any court or any governmental body or authority that would in any way affect the Assets or the ability of the parties to consummate the transactions contemplated by this Agreement shall have been instituted or threatened on or before the Closing Date.

d.The Assets shall be in substantially the same condition on the Closing Date as on the Execution Date, and there shall be no loss or damage to the property prior to the Closing.

e.Seller shall have obtained all necessary agreements and consents of any parties required to consummate the transactions contemplated by this Agreement.

9.2. Failure to Satisfy Buyer’s Conditions. Any of Buyer’s conditions precedent may be waived in whole or in part by Buyer in writing at any time on or before the Closing Date. In the event all Buyer’s conditions precedent have not been waived by Buyer or satisfied in full on or before the Closing Date, Buyer may elect to terminate this Agreement as provided in Article 12.

ARTICLE 10 – CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

10.1. Seller’s Conditions. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

a.Seller shall have received the cash portion of the Purchase Price in immediately available funds at Closing.

b.The representations and warranties of Buyer set forth in Article 6 shall be true and correct as of the Closing Date.

c.Buyer shall have performed and complied with all of the agreements, covenants, and conditions required of Buyer by this Agreement on or before the Closing Date.

10.2. Failure to Satisfy Seller’s Conditions. Any of Seller’s conditions precedent may be waived in whole or in part by Seller in writing at any time on or before the Closing Date. In the event all Seller’s conditions precedent have not been waived by Seller or satisfied in full on or before the Closing Date, Seller may elect to terminate this Agreement as provided in Article 12.

ARTICLE 11 – POST-CLOSING OBLIGATIONS

Each party agrees to do all acts and things and to make, execute, and deliver such written instruments as shall be reasonably necessary to carry out the terms and provisions of this Agreement. This covenant of further assurances shall survive the Closing.

ARTICLE 12 – TERMINATION

12.1. Termination. This Agreement may be terminated as follows:

a.By the mutual consent of Buyer and Seller at any time prior to the Closing.

b.By Buyer at any time prior to the Closing as expressly provided in this Agreement, or if any condition precedent to Buyer’s obligations set forth in Article 9 has not been satisfied in full or previously waived by Buyer in writing, at or prior to the Closing.

c.By Seller at any time prior to the Closing as expressly provided in this Agreement, or if any condition precedent to Seller’s obligations set forth in Article 10 has not been satisfied in full or previously waived by Buyer in writing, at or prior to the Closing.

12.2. Effect of Termination. In the event of the termination pursuant to the provisions of this Article 12, this Agreement shall become void and have no effect, without any liability on the part of any of the parties.

12.3. Remedies Cumulative. The remedies set forth in this Agreement are cumulative and not exclusive of any other legal or equitable remedy otherwise available to any party.

ARTICLE 13 – INDEMNIFICATION

13.1. Seller’s Indemnification. In addition to any other agreement on the part of Seller to indemnify Buyer set forth in this Agreement, Seller shall indemnify and hold Buyer harmless from and against any and all loss, cost, damage, claim, liability, or expense, including reasonable attorney fees and costs, in any way arising from or related to (a) Seller’s ownership or use of the Assets, or Seller’s operation of the Business, prior to the Closing Date, (b) the failure or falsity of any representation or warranty of Seller contained in this Agreement, or (c) the failure by Seller to observe or perform any other covenant or agreement to be observed or performed by Seller under this Agreement.

13.2. Buyer’s Indemnification. In addition to any other agreement on the part of Buyer to indemnify Seller set forth in this Agreement, Buyer shall indemnify and hold Seller harmless from and against any and all loss, cost, damage, claim, liability, or expense, including reasonable attorney fees and costs, in any way arising from or related to Buyer’s ownership or use of the Assets from and after the Closing Date.

13.3. Survival of Indemnities. The mutual agreements to indemnify set forth in this Article 13 shall survive the Closing.

ARTICLE 14 – GENERAL PROVISIONS

14.1. Assignment. The respective rights and obligations of the parties to this Agreement may not be assigned by any party without the prior written consent of the other, which consent may not be unreasonably withheld or delayed.

14.2. Successors and Assigns. The terms and provisions of this Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties.

14.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter of this Agreement.

14.4. Modification and Waiver. This Agreement may not be amended, modified, or supplemented except by written agreement signed by the party against which the enforcement of the amendment, modification, or supplement is sought. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision. No waiver shall be binding unless executed in writing by the party making the waiver.

14.5. Attorney Fees. If any legal action or other proceeding is brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and other costs incurred in the action or proceeding, in addition to any other relief to which the prevailing party may be entitled.

14.6. Fees and Expenses. Except as otherwise specifically provided in this Agreement, Seller and Buyer shall pay their own fees and expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

14.7. Notices. All notices, requests, demands, and other communications required by this Agreement shall be in writing and shall be (a) delivered in person or by courier, (b) mailed by first class registered or certified mail, (c) delivered by e-mail or facsimile transmission, or (d) delivered to such address as a party may designate to the other in writing.

14.8. Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

14.9. Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.

14.10. Time of Essence. Time shall be of the essence with respect to the obligations of the parties to this Agreement.

14.11. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Wyoming.

14.12. Severability. In the event any provision of this Agreement is deemed to be invalid, illegal, or unenforceable, all other provisions of the Agreement that are not affected by the invalidity, illegality, or unenforceability shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

HEALTHPOINT PLUS HOLDINGS, INC
By:	/s/ Amy Brimicombe
Amy Brimicombe CEO

ECOPLUS, INC
By:	/s/ Amy Brimicombe
Amy Brimicombe CEO